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                                                                       Exhibit A

                                 PROMISSORY NOTE

Original Principal Amount                                       Cleveland, Ohio
$675,000                                                      February 22, 2001

         FOR VALUE RECEIVED, DAVID A. WOLFORT ("Maker") promises to pay to the order of OLYMPIC STEEL, INC. ("Holder") the principal amount of Six Hundred Seventy Five Thousand Dollars ($675,000) together with interest thereon as hereinafter provided.

         1. PRINCIPAL. The principal amount hereof shall be due and payable in full on January 1, 2006, or, if earlier, (i) six (6) months after Wolfort's termination of employment with Olympic Steel, Inc., for any reason other than death or disability, or (ii) twelve (12) months after his termination of employment due to death or disability (the "Maturity Date").

         2. INTEREST. The principal amount outstanding under this Promissory Note from time to time shall bear interest from and including the date hereof at the rate of five and 7/100ths percent (5.07%) per annum, compounded annually on each anniversary of February 22, 2001, until paid in full. Interest on this Promissory Note shall be computed on the basis of a 365 day year for the actual number of days elapsed.

         3. PAYMENT IN FULL ON MATURITY DATE. Maker shall pay the full amount then due under this Promissory Note, both principal and interest (including compounded interest) in a single payment on the maturity Date. Payment of the principal of and interest on this Promissory Note shall be made in lawful money of the United States of America to Holder at 5096 Richmond Road, Bedford Heights, Ohio 44146 or to such other payee or at such other address as may be designated to Maker by Holder from time to time.

         4. MANDATORY PREPAYMENT ON SALE OF SHARES. Maker has used the proceeds of the loan from Holder that is evidenced by this Promissory Note to fund the purchase of 300,000 Olympic Steel, Inc. Common Shares (the "Shares"). Upon any sale of any portion of the Shares, Maker shall promptly pay to Holder such amount, if any, as is necessary so that, immediately after that payment, the portion of the original principal on this Promissory Note that has been repaid, and as to which all accrued interest has been paid, is at least directly proportionate to the portion of the 300,000 Shares that have been sold by Maker through the date of that payment. For example, if, on a particular date Maker, having not previously sold any of the Shares and having not previously made any payment on this Promissory Note, sells 75,000 Shares (1/4 of the original number), Maker shall promptly pay to Holder at least $168,000 of principal (1/4 of the original principal), together with all accrued interest on that amount of principal.

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         5. WAIVER OF DEMAND, ETC. Maker waives demand, presentment, notice of dishonor, protest, notice of protest, and diligence in collection and bringing suit and agrees that Holder may extend the time for payment, accept partial payment, or take security therefor without discharging or releasing Maker.

         6. GOVERNING LAW. This Promissory Note has been executed in Bedford Heights, Ohio. The construction, validity, and enforceability of this Promissory Note shall be governed by the laws of the State of Ohio applicable to promissory notes made and to be satisfied entirely within the State of Ohio.

         7. COSTS OF ENFORCEMENT. Maker agrees to pay all costs and expenses (including reasonable attorneys' fees) incurred by Holder in the collection of this Promissory Note and in the enforcement of the rights under this Promissory Note.

         8. WAIVER. MAKER, TO THE EXTENT NOT PROHIBITED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN HOLDER AND MAKER ARISING OUT OF, IN CONNECTION WITH THIS PROMISSORY NOTE OR THE RELATED PLEDGE AGREEMENT.

         9. PREPAYMENT. Maker may prepay all or any portion of the principal sum hereof at any time without penalty. All such prepayments shall be applied to the payment of the principal due hereon, and shall be accompanied by the payment of accrued interest on the amount of the prepayment to the date thereof.

         10. OVERDUE PAYMENTS. Holder must receive any payment of principal and interest under this Promissory Note by 5:00 p.m., E.S.T., on a business day in order to be credited on such date. If Maker fails to make any payment of principal, interest, or other amount becoming due pursuant to the provisions of this Promissory Note within ten (10) business days of the date due and payable, Maker also shall pay to Holder a late charge equal to five percent (5%) of the amount of such payment. Such ten (10) day period shall not be construed in any way to extend the due date of any such or subsequent payment.

         11. SECURITY. Security for repayment of this Note has been given in the form of a pledge on the 300,000 Shares, pursuant to a Pledge Agreement of even date herewith.

                                            /s/ David A. Wolfort
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                                            David A. Wolfort



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